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                            EXHIBIT 21

                  SUBSIDIARIES OF THE REGISTRANT



NAME                                      STATE OF INCORPORATION
- ----                                      ----------------------
Brown-Bridge Industries, Inc.                     Delaware

Central Products Company                          Delaware

Entoleter, Inc.                                   Delaware